Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	March 13, 2020		Vice President & CFO

ENCORE WIRE MOURNS PASSING OF DIRECTOR

MCKINNEY, TX ‑ Encore Wire Corporation (NASDAQ Global Select: WIRE) (the “Company”) announced today the passing of Donald E. Courtney, a director on the Company’s Board of Directors (the “Board”). Mr. Courtney served on the Company’s Board of Directors since 1989. Mr. Courtney served on various committees of the Board during his tenure as a director, including the audit committee, nominating and corporate governance committee and compensation committee. As announced in February, Mr. Courtney had notified the Company that he was retiring and would not stand for re-election at the Company’s 2020 annual meeting of stockholders.
Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Don will be greatly missed by the entire Encore Wire family. His dedicated and tireless service for over 31 years helped define who we are today. In addition to being an exceptional business leader, he was also a great man and friend. We are thankful for time we shared and are better for having known Don for so long.”
The Company anticipates that the Board seat that is vacant as a result of Mr. Courtney’s passing will remain vacant until the Company’s 2020 annual meeting of stockholders.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.